Pricing Supplement No. 1                                        Rule 424(b)(5)
(To Prospectus dated October 13, 1998               Registration No. 333-65347
and Prospectus Supplement dated
April 15, 1999)

Dated:  July 12, 1999

                           DAYTON HUDSON CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                              FLOATING RATE NOTES

Principal Amount:  $100,000,000                                         Spread:  +12 basis points

Issue Price (Dollar Amount and Percentage of Principal)
    Amount:  $100,000,000 / 100%

Original Issue Date:  July 16, 1999

Stated Maturity Date:  July 16, 2001                                    Agent:  Merrill Lynch & Co.

Base Rate:  LIBOR Telerate                                              Agent's Commission/Discount:  0.250%

--Index Currency: U.S. dollars

Initial Interest Rate: 5.43%
Regular Record Dates: Fifteenth calendar day prior to Interest
                      Payment Date

Interest Payment Dates:  October 16, January 16, April 16 and July 16

Interest Reset Dates:  October 16, January 16, April 16 and July 16

Interest Reset Period:  Quarterly

Initial Interest Reset Date:  October 16, 1999

Index Maturity:  3 months

Other Terms: The Notes will be delivered on July 16, 1999, which will be on the fourth business day following the date of pricing of the Notes. Under Rule
    15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date of the pricing of securities, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on any of the next three succeeding business days will be required, by virtue of the fact that the Notes will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Pricing Supplement No. 2                                        Rule 424(b)(5)
(To Prospectus dated October 13, 1998               Registration No. 333-65347
and Prospectus Supplement dated
April 15, 1999)

Dated:  July 12, 1999

                             DAYTON HUDSON CORPORATION
                            MEDIUM-TERM NOTES, SERIES I
                               FLOATING RATE NOTES

Principal Amount:  $100,000,000                                         Spread:  +38 basis points

Issue Price (Dollar Amount and Percentage of Principal)                 Agent:  Merrill Lynch & Co.
    Amount:  $100,000,000 / 100%

Original Issue Date:  July 16, 1999                                     Agent's Commission/Discount:  0.250%

Stated Maturity Date:  July 16, 2001

Base Rate:  Federal Funds Rate

Initial Interest Rate: Base Rate as determined on July 15, 1999 plus 38 basis points

Regular Record Dates: Fifteenth calendar day prior to Interest
                      Payment Date

Interest Payment Dates:  October 16, January 16, April 16 and July 16

Interest Reset Dates:  Daily

Interest Reset Period:  Daily

Interest Determination Dates: One Business Day prior to Interest
                              Reset Date

Other Terms: The Notes will be delivered on July 16, 1999, which will be on the fourth business day following the date of pricing of the Notes. Under Rule
    15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date of the pricing of securities, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on any of the next three succeeding business days will be required, by virtue of the fact that the Notes will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.